Filed pursuant to Rule 424(b)(2) Registration No. 333-203994.

This is Prospectus Supplement No. 13 to the
Prospectus dated November 12, 2015

Current Annual Interest Rates for
Renewable Unsecured Subordinated Notes
Offered by Aspirity Holdings, LLC (1)

Annual Interest Rates Effective
January 1, 2017 (2)

	Portfolio Amount (3)
Note Term	$1,000 to $24,999	$25,000 to $49,999	$50,000 to $74,999	$75,000 to $99,999	$100,000 or more
3 Months	7.00%	7.50%	8.00%	8.50%	9.00%
6 Months	8.00%	8.50%	9.00%	9.50%	10.00%
1 Year	9.00%	9.50%	10.00%	10.50%	11.00%
2 Years	10.00%	10.50%	11.00%	11.50%	12.00%
3 Years	11.00%	11.50%	12.00%	12.50%	13.00%
4 Years	12.00%	12.50%	13.00%	13.50%	14.00%
5 Years	13.00%	13.50%	14.00%	14.50%	15.00%
10 Years	14.00%	14.50%	15.00%	15.50%	16.00%

Notes

(1)	The Notes may only be purchased by residents of: Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Louisiana, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this Prospectus Supplement to residents of any other state. See the section of the Prospectus entitled “Notices to Investors of Certain States and Suitability Standards” for additional details.

(2)	Interest compounds daily at the annual interest rate.

(3)	We determine the applicable “portfolio amount” at the time you purchase or renew a Note by aggregating the principal amount of all Notes issued by Aspirity Holdings LLC, including those issued under its former name, Twin Cities Power Holdings, LLC, that are currently owned by you and your immediate family members. “Immediate family members” include your parents, children, siblings, grandparents, and grandchildren. Members of a sibling’s family are also considered immediate family members if the sibling is also a Note holder.

The description in this Prospectus Supplement No. 13 of the terms of the Notes adds to the description of the general terms and provisions of the Notes in the Prospectus dated November 12, 2015 (collectively, the “Prospectus”). Investors should rely on the description of the Notes in this Prospectus Supplement No. 13 if it is inconsistent with the description in the Prospectus.

www.aspirityholdings.com / 888-955-3385

The date of this Prospectus Supplement No. 13 is December 29, 2016.